FOURTH AMENDMENT TO SUBORDINATED LOAN AGREEMENT

This FOURTH AMENDMENT TO SUBORDINATED LOAN AGREEMENT (this "Fourth Amendment") dated as of November 19, 2013 made by and among CYALUME TECHNOLOGIES, INC., a Delaware corporation (the "Borrower"), CYALUME TECHNOLOGIES HOLDINGS, INC., a Delaware corporation (the "Holding Company"), COMBAT TRAINING SOLUTIONS, INC., a Colorado corporation ("CTS"), CYALUME REALTY, INC., a Delaware corporation ("Realty"), CYALUME SPECIALTY PRODUCTS, INC., a Delaware corporation ("Specialty"), GRANITE CREEK FLEXCAP I, L.P., a Delaware limited partnership ("GCF"), and PATRIOT CAPITAL II, L.P., a Delaware limited partnership ("Patriot" and, together with GCF, the "Subordinated Lenders"), and GRANITE CREEK PARTNERS AGENT, L.L.C., a Delaware limited liability company, as agent ("Granite Agent").

Background

The Borrower, the Holding Company, the lenders party thereto and the Granite Agent entered into an that certain Subordinated Loan Agreement dated as of July 29, 2010 which was amended by that certain First Amendment to Subordinated Loan Agreement and Limited Consent and Joinder dated as of January 20, 2012, that certain Second Amendment to Subordinated Loan Agreement dated as of March 30, 2012 and that certain Third Amendment to Subordinated Loan Agreement dated as of December 20, 2012 (as further amended, modified or supplemented to the date hereof, the "Existing Subordinated Loan Agreement").

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, the Borrower, the Holding Company, CTS, Realty and Specialty and the Granite Agent and Subordinated Lenders hereby agree as follows:

1. Amendment. Subject to the terms and conditions herein contained and in reliance on the representations and warranties of the Borrower herein contained, effective upon satisfaction of the conditions precedent contained in section 2 below, the Existing Subordinated Loan Agreement shall be amended as follows:

(a) Section 1.1 "Definitions" contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the definition of "Closing Date" therein contained.

(b) Section 1.1 "Definitions" contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the definitions of "Adjusted EBITDA", "Change of Control", "EBITDA", "Lender Approved Add-Backs", "Maturity Date" and Warrants" therein contained and inserting the following in lieu thereof:

"Adjusted EBITDA". With respect to any period, an amount equal to EBITDA for such period, plus to the extent accounted for in EBITDA and without duplication, the sum of (i) Acquired EBITDA, and (ii) Lender Approved Add-Backs.

"Change of Control". The occurrence of any one of the following events: (i) the common stock of Holding Company is no longer publicly traded or held under the Securities and Exchange Act of 1934; (ii) the Holding Company shall cease to own 100% of the Shares of the Borrower; (iii) there is a sale of all or substantially all of the assets of the Borrower or (iv) any "person" or "group" (as such terms are used in Sections 15(d) and 14(d) of the Securities Exchange Act of 1934) other than Renova US Management, LLC, d/b/a Columbus Nova or any of its Affiliates, including, without limitation, US VC Partners, L.P., becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right" whether such right is exercisable immediately or only after the passage of time)) directly or indirectly, of 40% or more of the equity interests of the Holding Company on a fully diluted basis.

"EBITDA". With respect to any period, an amount equal to the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus to the extent accounted for in Consolidated Net Income during such period and without duplication the sum of: (i) depreciation and amortization, (ii) Consolidated Total Interest Expense for such period, and (iii) income tax expense, minus the sum of: (a) interest and dividend income during such period, (b) gain on the sale of assets other than the sale of inventory in the ordinary course of business during such period, (c) extraordinary gains during such period, (d) any non-cash components of income during such period, and (e) gains received in foreign currency transactions.

"Lender Approved Add-Backs". The sum of the following to the extent incurred: (i) non-cash goodwill impairment charges not to exceed $1,100,000 in the aggregate during the Borrower's 2013 Fiscal Year, (ii) severance costs not to exceed $500,000 in the aggregate during the Borrower's 2013 Fiscal Year, (iii) non-cash compensation awards, (iv) non-recurring legal expenses incurred during the Borrower's 2013 Fiscal Year not to exceed an aggregate of $2,500,000, (v) non-cash write-downs of assets and non-cash asset adjustments taken during the Borrower's 2013 Fiscal Year, and (vi) non-cash losses derived from foreign currency transactions entered into for business purposes and not for speculation.

"Term Loan Maturity Date". June 30, 2016, unless sooner occurring following acceleration.

"Warrants", collectively, the Second Amended and Restated Warrant to Purchase Common Stock of Cyalume Technologies Holdings, Inc. dated as of November 19, 2013 issued by the Holding Company in favor of GCF and the Second Amended and Restated Warrant to Purchase Common Stock of Cyalume Technologies Holdings, Inc. dated as of November 19, 2013 issued by Holding Company in favor of Patriot, in each case, as may be amended, modified or supplemented from time to time.

(c) Section 1.1 "Definitions" contained in the Existing Subordinated Loan Agreement is hereby amended by adding the following definition in its appropriate alphabetical order:

"Applicable PIK Rate" shall mean (a) prior to the earlier of (x) the payment in full of the Senior Debt and (y) December 19, 2015, 11%, or (b) on and after the earlier of (x) the payment in full of the Senior Debt and (y) December 19, 2015, 0%.

"Colon Note". That certain subordinated promissory note issued by the Borrower to Antonio Colon, dated the Fourth Amendment Date and any replacements thereof, in an aggregate principal amount of $1,075,000, on such terms and conditions as are acceptable to Granite Agent in its sole discretion.

"Columbus Nova Transaction". The purchase and sale of certain preferred stock of the Holding Company and the issuance of certain common stock warrants of Holdings in connection therewith of Holdings to US VC Partners, L.P., a Delaware limited partnership pursuant to that securities purchase agreement dated as of November 19, 2013 for an aggregate purchase price of $4,000,003.00.

"Fourth Amendment Date" means November 19, 2013.

(d) Section 5.3 "Mandatory Payments" of the Original Credit Agreement is hereby amended by deleting subsections (a), (b), and (c) and inserting the following in lieu thereof:

(a) an amount equal to 100% of the Net Proceeds received by the Borrower or any of its Subsidiaries from the sale or other disposition of any of its Capital Assets, except for (i) sales of inventory in the ordinary course of business, (ii) sales of the Colorado Real Estate which such prepayment in connection therewith shall be governed by the terms and conditions of the Fourth Amendment, or (iii) sales of any assets no longer used or useful in the conduct of such business, provided, with respect to clause (iii) immediately preceding, that no Default or Event of Default then exists or would exist after giving effect to such use of Net Proceeds, the value of such assets does not exceed $250,000 in any fiscal year, the Borrower or such Subsidiary uses the cash proceeds of any such sale to purchase replacement or other equipment within 60 days of such sale, and such sales are at fair market value;

(b) subject to Section 11.1, an amount equal to 100% of the proceeds received by the Borrower, Guarantor or any of its Subsidiaries (i) from the incurrence of any Indebtedness for borrowed money other than borrowings permitted hereunder, and (ii) from the issuance of any Shares of the Borrower, Guarantor or any of its Subsidiaries, in each case, excluding reasonable fees and expenses incurred by such Person relating to the incurrence of such Indebtedness or issuance of such Shares, other than (1) Net Proceeds of up to $3,300,000 from the issuance under the Columbus Nova Transaction, and (2) Net Proceeds from all issuances after the Fourth Amendment Date of up to $3,000,000;

(c) an amount equal to 100% of the Net Proceeds received by the Borrower or any of its Subsidiaries as insurance proceeds or condemnation awards, other than insurance proceeds or condemnation awards not in excess of an aggregate amount of $250,000 in respect of loss or damage to equipment, Inventory, fixed assets or real property to the extent such cash proceeds are applied to replace or repair the equipment, Inventory, fixed assets or real property in respect of which such proceeds were received, so long as such application is made within sixty (60) days after the occurrence of such loss, damage, or condemnation.

Notwithstanding the introductory paragraph of Section 5.3, the Net Proceeds of at least $3,300,000 from the issuance of Shares under the Columbus Nova Transaction will be used to prepay outstanding Revolving Loans (and the amount thereof in excess of the outstanding Revolving Loans on the date hereof may be retained by the Borrower) under the Senior Loan Agreement and proceeds from all issuances after the effectiveness of the Fourth Amendment, up to $3,000,000, will be used to prepay outstanding Revolving Loans under the Senior Loan Agreement (in each case such repayments shall not reduce the Revolving Credit Loan Commitment under the Senior Loan Agreement).

(e) Section 6.1. contained in the Existing Subordinated Loan Agreement is hereby amended and restated in its entirety as follows.

6.1 Exit Fee.

Upon the occurrence of the earliest of (a) a Change of Control or (b) sale of substantially all of the equity or assets of the Borrower or (c) the repayment in full of the Term Loan (the "Exit Fee Event"), the Borrower will pay to the Agent for the benefit of the Lenders an exit fee equal to 3.0% of the principal balance outstanding on the Term Loan on November 19, 2013 multiplied by the number of months that have elapsed since November 19, 2013 (determined on the date of the Exit Fee Event) divided by 12.

(f) Section 6.2. "Interest on Loans", contained in the Existing Subordinated Loan Agreement is hereby amended by deleting clause (b) therein contained and inserting the following in lieu thereof.

(b) The Borrower promises to pay interest on the outstanding amount of each of the Loans, in arrears, on the first day of each calendar month commencing with the payment to be made on September 1, 2010 (subject to the Following Business Day Convention); provided, that all accrued interest on the Term Loan equal to the Applicable PIK Rate per annum shall be payable (i) on the last day of each such calendar month prior to the Term Loan Maturity Date by adding such amount to the principal balance of the Term Loan and (ii) on the Term Loan Maturity Date in cash.

(g) Section 10.4 contained in the Existing Subordinated Loan Agreement is hereby amended by deleting clause (g) thereof and inserting the following in lieu thereof.

(g) (i) weekly, a 90 day monthly cash flow forecast of the Holding Company and its Subsidiaries in which the first month is forecasted weekly and otherwise in detail reasonably satisfactory to the Required Lenders and (ii) as soon as practicable, but in any event not later than December 31 of each fiscal year of the Borrower, projections of the Holding Company and its Subsidiaries updating those projections delivered to the Lenders and referred to in Section 9.4(b) or, if applicable, updating any later such projections delivered in response to a request pursuant to this Section 10.4(g) and a proposed annual detailed business operating budget for the next succeeding fiscal year prepared on a monthly basis which shall set forth, in detail reasonably satisfactory to the Required Lenders, the assumptions underlying such business operating budget; and

(h) Section 10.5 “Notices” of the Existing Subordinated Loan Agreement is hereby amended by adding the following new subsection (k):

(k) The Borrower will promptly notify Agent, in writing, if the Borrower or any of its Subsidiaries become the subject of a DCAA audit or investigation.

(i) Section 10.9 contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the last sentence of clause (a) thereof.

(j) Section 10.9 contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the proviso at the end of the first sentence of clause (b) thereof.

(k) Section 10.17 contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the terms and subsections contained therein and inserting the following in lieu thereof:

Section 10.17 Consultant/Operating Budget.

(a) If Adjusted EBITDA for the twelve month period ending December 31, 2014 is less than $4,400,000, within thirty (30) days, the Borrower and the board of directors of the Borrower shall engage and duly appoint a consultant or financial advisory firm acceptable to Agent, on terms and conditions (including, without limitation, as to scope of duties and authority) acceptable to Agent.

(b) On or prior to December 31, 2013, Borrower shall deliver to Agent the 2014 Operating Budget of Borrower in form acceptable to Secured Subordinated Lenders.

(l) Section 11.1 contained in the Existing Subordinated Loan Agreement is hereby amended by adding the following new section at the end thereof:

(p) Subordinated Debt evidenced by the Colon Note, in the aggregate principal amount on the Fourth Amendment Date not to exceed $1,075,000.

(m) Section 11.4 contained in the Existing Subordinated Loan Agreement is hereby amended by (a) deleting subsections (i), (iv), (v), (vi), (vii), (viii) and (ix) thereof, (b) amending subsection (iv) by deleting the text therein contained and inserting the following in lieu thereof, and (c) adding the following new clause (x):

(iv) provided that Borrower may pay or make a Distribution to the Holding Company to allow the Holding Company to pay Selway Capital, LLC in an amount of up to $11,000 per month for work performed for the Borrower;

(x) provided that the Borrower may make payments of principal of the Colon Note in the amount of $107,500 on each of March 27, 2014, September 29, 2014, March 30, 2015, September 30, 2015, March 30, 2016, September 30, 2016, March 30, 2017, April 2, 2018 and October 2, 2018, which may bear interest at a rate of up to two percent (2%) per annum under the Colon Note.

(n) Section 11.5 contained in the Existing Subordinated Loan Agreement is hereby amended at subsection (b) by deleting the amount "$500,000" therein contained and inserting the amount "$250,000" in lieu thereof.

(o) Section 11 of the Existing Subordinated Loan Agreement is hereby amended by adding the following new sections at the end thereof:

Section 11.20 Compensation

The Borrower and its Subsidiaries will not permit any salary increases or payment of any cash bonuses to officers of Borrower and its Subsidiaries, with the exception of the contractual obligation to pay bonuses to Michael Bielonko, until the payment of cash interest on the Term Loan has resumed for six months.

Section 11.21 Corporate Offices

The Borrower and its Subsidiaries will not permit the total payments for relocation, build out, furniture and fixture and other associated costs for movement of Borrower to new corporate offices to exceed $350,000 in the aggregate.

(p) Section 12.1 "Coverage Ratios" contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the terms and subsections therein contained and inserting the following in lieu thereof:

Section 12.1 Coverage Ratios.

(a) [Reserved]

(b) Total Debt Service Coverage Ratio. As of the last day of the fiscal quarter ending December 31, 2014, the Total Debt Service Coverage Ratio shall not be less than 0.68:1.00, and as of the last day of the fiscal quarter ending December 31, 2015 and for each fiscal quarter thereafter, the Total Debt Service Coverage Ratio shall not be less than 1.445:1.00.

(q) Section 12.2 contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the terms and subsections therein contained and inserting the following in lieu thereof:

Section 12.2 [Reserved].

(r) Section 12.3 "Capital Expenditures" contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the terms and subsections therein contained and inserting the following in lieu thereof:

12.3 Capital Expenditures.

The Borrower will not make, nor permit any Subsidiary to make any Capital Expenditures in any fiscal year that exceed $1,600,000 for the fiscal year ending December 31, 2014 or $1,700,000 for any fiscal year thereafter (of which there will be no Capital Expenditures related to the manufacturing of the Visi-Pad product unless the Company receives cash proceed of not less than $2,000,000 from additional equity (not including up to $4,000,000 of equity from Columbus Nova on November 19, 2013) (the "Additional Capital Raise"); provided, that if the Borrower consummates the Additional Capital Raise in any fiscal year, the maximum Capital Expenditures level set forth above shall be increased by an aggregate amount of up to $500,000 for such fiscal year during the next succeeding twelve (12) months, commencing when any of such Additional Capital Raise is first received.

(s) Section 12.5 "Minimum EBITDA" contained in the Existing Subordinated Loan Agreement is hereby amended by deleting the terms and subsections therein contained and inserting the following in lieu thereof:

Section 12.5 Minimum Adjusted EBITDA.

At any time during the periods ending on the dates set forth below the minimum Adjusted EBITDA of the Borrower and its Subsidiaries for the quarter then ending shall not be less than the amount set forth below:

Period	Minimum EBITDA

December 31, 2013	$(1,350,000)
March 31, 2014	$(175,000)
June 30, 2014	$297,000
September 30, 2014	$828,000
December 31, 2014	$765,000
March 31, 2015	$255,000
June 30, 2015	$828,000
September 30, 2015	$1,317,000
December 31, 2015	$1,317,000
March 31, 2016 and the last day of each fiscal quarter thereafter	$1,800,000

(t) Section 15.1 “Events of Default” of the Original Credit Agreement is hereby amended by adding the following new subsection (s) and moving the word “or” at the end of subsection (q) to the end of subsection (r):

(s) The Borrower or any of its Subsidiaries shall be subject to any suspension, debarment, termination for default or like procedure with the United States of America or any agency or subdivision thereof.

(u) Schedules 1.1, 9.5, 9.6, 9.7, 9.8, 9.26, 9.31 and 9.32 of the Original Credit Agreement are each hereby deleted in their entirety and Schedules 1.1, 9.5, 9.6, 9.7, 9.8, 9.26, 9.31 and 9.32 attached hereto are hereby substituted therefor.

2. Conditions Precedent. The provisions of this Fourth Amendment shall be effective as of the date on which all of the following conditions shall be satisfied:

(a) the Borrower shall have delivered to the Granite Agent a fully executed counterpart of this Fourth Amendment and a fully executed counterpart of a First Amendment to the Subordinated Intellectual Property Security Agreement made by Borrower in favor of Granite Agent, in form and substance satisfactory to Granite Agent;

(b) the Borrower shall have paid all costs and expenses owing to the Granite Agent and its counsel on or before the date hereof;

(c) the Granite Agent and the Subordinated Lenders shall have indicated their consent and agreement by executing this Fourth Amendment;

(d) the Borrower, the Holding Company, CTS, Specialty and Realty shall have delivered certified copies of the resolutions of its Board of Directors approving the execution, delivery and performance of this Fourth Amendment and the actions contemplated herein, in form and substance satisfactory to the Granite Agent;

(e) after giving effect to this Fourth Amendment, no Default or Event of Default shall have occurred or be continuing;

(f) the Borrower shall have paid the Subordinated Lenders amendment fees in the aggregate of Twenty Five Thousand Dollars ($25,000), as directed by the Granite Agent, to compensate the Subordinated Lenders for entering into this Fourth Amendment, which amount, when paid, is not subject to refund or rebate and will be fully earned upon the Granite Agent and the Subordinated Lenders executing this Fourth Amendment;

(g) the Subordinated Lenders shall have received amendments to the Warrants Subordinated Lenders currently hold for the Holding Company's common stock, exercisable at each Subordinated Lender's option at a strike price of $1.50 per share, amending the exercise price to $.01 and additional warrants equal to 1% of Holding Company's fully-diluted common stock, exercisable at each Subordinated Lender's option at a strike price of $.01 per share, in each case on terms and conditions acceptable to Subordinated Lenders;

(h) the Granite Agent shall have received a cash flow forecast for Holding Company and its Subsidiaries, in form and substance acceptable to Granite Agent;

(i) Borrower shall have received at least $4,000,000 (less fees and expenses) in cash proceeds from the additional issuance of equity of the Holding Company, on terms and conditions acceptable to Granite Agent, and such proceeds shall have been used to immediately repay the revolving loans under the Senior Loan Agreement;

(j) the Granite Agent shall have received fully executed copies of the Fourth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement dated November 19, 2013 among Borrower, Holding Company, CTS, Realty, Specialty, and TD Bank, NA, in form and substance acceptable to Granite Agent (as amended, the "Senior Loan Agreement"); and

(k) the Granite Agent shall have received fully executed copies of an amendment to the Subordination Agreement, in form and substance acceptable to Granite Agent;

(l) The Granite Agent shall have received certified counterparts of the Securities Purchase Agreement executed in connection with the Columbus Nova Transaction and all material documents executed in connection therewith, all of which must be in form and substance acceptable to Granite Agent; and

(m) Granite Agent shall have received property and casualty and general and comprehensive liability insurance certificates dated on or about the date of this Fourth Amendment naming Granite Agent as loss payee and additional insured, in form and substance satisfactory to Granite Agent.

3. Miscellaneous.

(a) Ratification. The terms and provisions set forth in this Fourth Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Existing Subordinated Loan Agreement and except as expressly modified and superseded by this Fourth Amendment, the terms and provisions of the Existing Subordinated Loan Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower and the Granite Agent agree that the Existing Subordinated Loan Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective date of this Fourth Amendment, the Existing Subordinated Loan Agreement (as unmodified by this Fourth Amendment) shall control. The Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Granite Agent under the Existing Subordinated Loan Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Existing Subordinated Loan Agreement and the other Loan Documents.

(b) Representations and Warranties. The Borrower hereby represents and warrants to the Granite Agent that the representations and warranties set forth in the Loan Documents are true and correct in all material respects on and as of the date hereof, with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date. The Borrower further represents and warrants to the Granite Agent that the execution, delivery and performance by the Borrower of this Fourth Amendment (i) are within the Borrower's power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Borrower's certificate or articles of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority in any material respect; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Borrower other than in favor of Granite Agent; (vii) do not require the consent or approval of any Governmental Authority. All representations and warranties made in this Fourth Amendment shall survive the execution and delivery of this Fourth Amendment, and no investigation by the Granite Agent shall affect the representations and warranties or the right of the Granite Agent to rely upon them.

(c) Release. In addition, to induce the Granite Agent and Subordinated Lenders to agree to the terms of this Fourth Amendment, the Borrower represents and warrants that as of the date of its execution of this Fourth Amendment there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Loan Documents and in accordance therewith it:

(i) Waives any and all such claims, offsets, rights of recoupment, defenses or counterclaims, arising prior to the date of its execution of this Fourth Amendment and

(ii) Releases and discharges the Granite Agent, the Subordinated Lenders and their respective officers, directors, employees, agents and affiliates (collectively the "released parties") from any and all liabilities, claims, causes of action, in law or equity, which the Borrower or any Guarantor may have against any released party arising prior to the date hereof in connection with the Loan Documents or the transactions contemplated thereby.

(d) Reference to Agreement. Each of the Loan Documents, including the Existing Subordinated Loan Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Existing Subordinated Loan Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Existing Subordinated Loan Agreement shall mean a reference to the Existing Subordinated Loan Agreement as amended hereby.

(e) Expenses of the Granite Agent. As provided in the Existing Subordinated Loan Agreement, the Borrower agrees to pay all reasonable costs and expenses incurred by the Granite Agent in connection with the preparation, negotiation, and execution of this Fourth Amendment, including without limitation, the reasonable costs and fees of the Granite Agent's legal counsel.

(f) Severability. Any provision of this Fourth Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Fourth Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(g) Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois and the applicable laws of the United States of America.

(h) Successors and Assigns. This Fourth Amendment is binding upon and shall inure to the benefit of the Granite Agent, the Subordinated Lenders, the Holding Company and the Borrower, and their respective successors and assigns, except the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Granite Agent.

(i) Counterparts. This Fourth Amendment may be executed in one or more counterparts and on facsimile counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

(j) Effect of Waiver. No consent or waiver, express or implied, by the Granite Agent to or for any breach of or deviation from any covenant, condition or duty by the Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

(k) Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

(l) Entire Agreement. This Fourth Amendment embodies the entire agreement among the parties hereto with respect to the subject matter thereof, and supersedes any and all prior representations and understandings, whether written or oral, relating to this Amendment. There are no oral agreements among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first above written.

BORROWER

CYALUME TECHNOLOGIES, INC.
.

	By:	/s/ Zivi Nedivi
Name: Zivi Nedivi Title: Chief Executive Officer

SUBSIDIARIES

COMBAT TRAINING SOLUTIONS, INC.
.

	By:	/s/ Zivi Nedivi
Name: Zivi Nedivi Title: Chief Executive Officer

CYALUME SPECIALTY PRODUCTS, INC.
.

	By:	/s/ Zivi Nedivi
Name: Zivi Nedivi Title: Chief Executive Officer

CYALUME REALTY, INC.
.

	By:	/s/ Zivi Nedivi
Name: Zivi Nedivi Title: Chief Executive Officer

[Signatures continued on next page.]

[SIGNATURE PAGE TO FOURTH AMENDMENT TO SUBORDINATED LOAN AGREEMENT]

HOLDING COMPANY

CYALUME TECHNOLOGIES HOLDINGS, INC.
.

	By:	/s/ Zivi Nedivi
Name: Zivi Nedivi Title: Chief Executive Officer

GRANITE AGENT

GRANITE CREEK PARTNERS AGENT, L.L.C.
.

	By:	/s/ Brian B. Boorstein
Name: Brian B. Boorstein Title: Member

GRANITE CREEK FLEXCAP I, LP

.
	By:	GRANITE CREEK GP FLEXCAP I, L.L.C., its General Partner

		By:	/s/ Brian B. Boorstein
		Name:	Brian B. Boorstein
		Title:	Member

PATRIOT CAPITAL II, L.P.

.
	By:	PATRIOT PARTNERS II, LLC, its General Partner

		By:	/s/ Thomas O. Holland Jr.
		Name:	Thomas O. Holland Jr.
		Title:	Member

[SIGNATURE PAGE TO FOURTH AMENDMENT TO SUBORDINATED LOAN AGREEMENT]